Exhibit 10.27

June 9, 2020

VIA EMAIL DELIVERY

Ryan Benton

4ryanb@gmail.com

Re:       Employment Terms

Dear Ryan:

On behalf of Tempo Automation, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which shall commence no later than July 13, 2020 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.           EMPLOYMENT BY THE COMPANY.

(a)         Position. You will serve as the Company’s Chief Financial Officer (“CFO”). During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b)         Duties and Location. You will perform those duties and responsibilities as are customary for the position of CFO and as may be directed by the Company’s President & CEO (the “CEO”), to whom you will report. Your primary office location will be the Company’s offices in San Francisco, California; provided, however, that you may partially work from home and travel to the Company’s offices in San Francisco, as necessary and as determined by you and the CEO. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title, duties and work location as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(c)         Outside Activities.

i.    Throughout your employment with the Company, you may engage in civic and not-for- profit activities so long as such activities do not materially interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Company (which shall not be unreasonably withheld), you may serve as a board member or advisory board member of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this Section 1(c). The Company hereby consents to your continued service as a board member to Pivotal Systems Corporation, Revasum, Inc. (in order to facilitate your transition off such board) and ACE Convergence Acquisition Corp, provided that such service does not materially interfere with the performance of your duties hereunder or present a conflict of interest with the Company.

ii.    During your employment with the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint

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June 9, 2020

venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or that is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may (1) purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise), whether public or private, that is engaged in the Company’s line of business; (2) maintain or increase your holdings in Pivotal Systems Corporation, Revasum, Inc. and ACE Convergence Acquisition Corp., up to ten percent (10%) of any class of securities of such entities; and (3) own a passive equity interest in a private debt or equity investment fund in which you do not have the ability to control or exercise any managerial influence over such fund.

2.           BASE SALARY AND EMPLOYEE BENEFITS.

(a)         Base Salary. You will be paid a base salary at the rate of $375,000 per year, less applicable payroll deductions and withholdings (“Base Salary”), provided, however, that due to the COVID-19 pandemic, your Base Salary rate is hereby reduced to $318,750 (i.e., a fifteen percent (15%) reduction) for the period of time that such salary reduction program applies to the Company’s similarly situated employees, and you hereby acknowledge and agree that such reduction shall not constitute Good Reason (as defined below) for you to resign your employment with the Company. Your Base Salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)         Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. You will be allowed to take reasonable paid time off from time to time for vacation, short-term illness and other personal reasons, subject to your continuing job duties and the Company flexible paid time off policy; however, you will not “accrue” paid time off and therefore will not receive payment for accrued but unused vacation or other paid time off upon termination of employment or at any other time. The Company may change your compensation and benefits from time to time in its discretion.

3.           ANNUAL DISCRETIONARY BONUS. Commencing with calendar year 2021, you will be eligible to earn an annual discretionary performance bonus in the target amount of twenty percent (20%) of your then-current Base Salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s (or any authorized committee thereof) assessment of your individual performance and the Company’s performance with respect to achievement of objectives and milestones to be determined in writing by the Board (or any authorized committee thereof) for a given calendar year. The Board (or any authorized committee thereof) will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus, based on the achievement of such objectives and milestones. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No Annual Bonus is guaranteed. You must remain actively employed with the Company through December 31st of any given calendar year in order to earn and receive an Annual Bonus for that year (except as provided under Section 9(b) (“Bonus Severance”)), which will be paid no later than March 15th of the calendar year after the applicable bonus year. Except as provided under Section 9(b) (“Bonus Severance”), no partial or prorated bonuses will be provided for any calendar year in which your employment terminates for any reason prior to December 31st. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

4.           EXPENSES. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time. In addition, if utilized, the Company will reimburse you (i) for reasonable third-party transportation costs (e.g. Uber, Lyft, BART,

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June 9, 2020

etc.) to and from your residence and the Company’s office and (ii) if approved in advance by the CEO, overnight lodging (e.g., AirBnB), upon presentation by you of an itemized account of such expenditures, including receipts as appropriate.

5.           EQUITY COMPENSATION.

(a)         Stock Option. As soon as reasonably practicable following your Start Date, the Company will grant you an option to purchase up to 775,105 shares of the Company’s Common Stock with an exercise price equal to the fair market value as determined by the Board on the applicable date of the grant of such option (the “Option”). Except as expressly set forth herein, the Option will be subject to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”), and your Stock Option Agreement evidencing your Option. The Option will vest subject to your continued employment over a four (4)-year period, whereby twenty-five percent (25%) of your Option shares will vest on the one (1) year anniversary of your Start Date, with the remaining shares subject to the Option vesting in thirty-six (36) equal monthly installments thereafter, in each case subject to your continued employment through the applicable vesting dates.

(b)         Performance-Based Award. As soon as reasonably practicable following your Start Date, the Company will grant you an option (with performance-based vesting as more fully set forth below) to purchase up to 258,368 shares of the Company’s Common Stock with an exercise price equal to the fair market value as determined by the Board on the applicable date of the grant of such option (the “Performance Option”). Except as expressly set forth herein, the Performance Option will be subject to the terms of the Plan, and your Stock Option Agreement evidencing your Performance Option. The Performance Option will vest as to one hundred percent (100%) of the shares subject to the Performance Option upon the occurrence of a Qualified Transaction within thirty-six (36) months of its date of grant. For purposes hereof, a “Qualified Transaction” means either (i) a firm underwritten initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933 (or similar filing on a foreign exchange as applicable) and managed by a nationally recognized underwriter, or (ii) the closing of an equity financing round (A) with a pre-money valuation of not less than $300 million USD and (B) net proceeds to the Company of not less than $25 million USD. In addition, it is a condition to the Performance Option’s vesting that you be actively employed on a full-time basis as an executive officer of the Company (which means at the C-level of senior management of the Company, i.e., Chief Revenue Officer or Chief Financial Officer, by way of example). For the avoidance of doubt, in the event a Qualified Transaction does not occur within thirty six (36) months of the date of grant of the Performance Option, the Performance Option will automatically be forfeited by you.

(c)         The applicable agreements governing the Option and Performance Option (collectively, the “Initial Options”) will include the following terms: In the event that (i) your Continuous Service Status (as defined in the Plan) is terminated other than as a result of your death, and other than by the Company for Cause (as defined below), you may exercise the vested Initial Options and other stock options issued to you by the Company during a period ending on the earliest of (x) the seventh (7th) anniversary of the Termination Date (as defined in the Plan), (y) the Expiration Date (as defined in the Plan and/or Stock Option Agreement), and (z) the tenth (10th) anniversary of the Date of Grant (as defined in the Plan and/or Stock Option Agreement). In addition, if a Change of Control (as defined in the Plan), a Corporate Transaction (as defined in the Plan) or any other event occurs pursuant to which the Initial Options are to be terminated (in whole or in part) in connection with such transaction, the vesting and exercisability of the Initial Options and other Company stock awards granted to you shall accelerate such that the Initial Options and other Company stock awards granted to you shall become vested and exercisable in full prior to the consummation of such transaction. The Company shall notify you of such intention to terminate at least five (5) days prior to the date on which the Initial Options and other Company stock awards issued to you are to be terminated. The Company agrees that other than its right of first refusal, the vested shares of Company Common

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June 9, 2020

Stock acquired by you as a result of the exercise of the Initial Options and/or other Company stock awards shall not be subject to repurchase rights in favor of any person or entity.

6.           COMPLIANCE WITH CONFIDENTIALITY AGREEMENT AND COMPANY POLICIES. As a condition of employment, you agree to sign and materially comply with the Company’s Employee Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. You further agree that you shall not, directly or indirectly, use the Company’s trade secrets and/or other Company Confidential Information (as defined in the Confidentiality Agreement) to solicit or engage, or attempt to solicit or engage, as applicable, any customer or supplier of the Company in connection with a competing business to the Company or to terminate or alter in a manner adverse to the Company such customer’s or supplier’s relationship with the Company. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s Employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time), in each case as such policies and procedures (and modifications thereof) are provided to you in writing; provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

7.           PROTECTION OF THIRD PARTY INFORMATION. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

8.           AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause (as defined below) or advance notice.

9.           SEVERANCE BENEFITS. If, at any time, the Company (or any successor thereto) terminates your employment without Cause (other than as a result of your death or Disability (as defined below)) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), or if the Company revokes the Agreement before the Start Date other than due to your failure to clear a background check, credit check and/or drug test to the satisfaction of the Company, as described in Section 18 (“Miscellaneous”) below (a “Revocation”), then subject to Sections 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the material terms of this Agreement (including without limitation the Confidentiality Agreement) (the “Conditions”), the Company will provide you with the following severance benefits (the “Severance Benefits”) (provided, however, that in the event of a Revocation, the Company will provide you with only the Severance, and not the Bonus Severance or COBRA Severance):

(a)         Cash Severance.  The Company will pay you, as cash severance, six (6) months of your Base Salary in effect as of your Separation from Service date, less applicable payroll deductions and withholdings (the

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June 9, 2020

“Severance”). The Severance will be paid in a lump sum on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date.

(b)         Bonus Severance. The Company will pay you bonus severance equal to your target Annual Bonus amount for the calendar year in which your employment terminated, prorated based on the number of days you were employed by the Company in the calendar year in which your employment terminated, less applicable payroll deductions and withholdings (the “Bonus Severance”). The Bonus Severance will be paid in a lump sum on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date.

(c)         COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of six (6) months, either under the Company’s regular health plan (if permitted), or by either reimbursing or paying directly your COBRA premiums (the “COBRA Severance”). The Company's obligation to reimburse or pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2)  weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the sixth (6th) calendar month following your Separation from Service date.

10.         ACCELERATED VESTING. In the event of a Qualifying Termination that occurs outside of the Change of Control Period (as defined below) and at least six (6) months after the Start Date, provided such termination constitutes a Separation from Service, then subject to the Conditions, the Company will accelerate the vesting of any time-based vesting equity awards then held by you so that, as of your Separation from Service date, you will be deemed to have vested in the portion of such time-based vesting equity awards that would have become vested if your employment continued for an additional six (6) months of service as of your Separation from Service date (the “Six Month Accelerated Vesting”). In the event of a Qualifying Termination that occurs upon or within three (3) months prior to or eighteen (18) months after the closing of the Change of Control or Corporate Transaction (in each case, the “Change of Control Period”), provided such Qualifying Termination constitutes a Separation from Service, or if either party terminates your employment due to your death or Disability which occurs within eighteen (18) months after the closing of the Change of Control or Corporate Transaction, then subject to the Conditions, the Company shall accelerate the vesting of any then-unvested equity awards held by you (including but not limited to shares subject to the Initial Options) such that one hundred percent (100%) of such awards shall be immediately vested and exercisable as of your Separation from Service date (the “Change of Control Accelerated Vesting”, together with the Six Month Accelerated Vesting, the “Accelerated Vesting”). In order to accommodate the Change of Control Accelerated Vesting, if the Company terminates your employment without Cause or you resign your employment for Good Reason in the three (3) month period prior to a Change of Control, such equity awards shall not terminate with respect to shares that have not vested as of your employment termination date until the end of such three (3)-month period.

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11.         RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR CAUSE; DEATH OR DISABILITY. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or Disability, you will receive your Base Salary accrued through your last day of employment. Under these circumstances, except for your rights to the Change of Control Accelerated Vesting if either party terminates your employment due to your death or Disability which occurs within eighteen (18) months after the closing of the Change of Control or Corporate Transaction, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than your rights to the vested portion of your Option and your Performance Option (if then vested), and any other rights to which you are entitled under the Company’s benefit programs.

12.         CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS AND ACCELERATED VESTING. Prior to and as a condition to your (or your estate’s, as applicable) receipt of the Severance Benefits or Accelerated Vesting described above, you (or your estate, as applicable) shall execute and deliver to the Company an effective release of claims in favor of and substantially in the form attached hereto as Exhibit B (the “Release”) within the timeframe set forth therein, but not later than sixty (60) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

13.         RETURN OF COMPANY PROPERTY. Upon the termination of your employment for any reason, and as a precondition to your receipt of the Severance Benefits or Accelerated Vesting (if applicable), within five (5) business days after your Separation from Service date (or earlier if requested by the Company), you (or your estate, as applicable) must return to the Company (or, with advance permission from the Company, destroy) all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). You (or your estate, as applicable) agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You (or your estate, as applicable) also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other Company owned and administered device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any reasonable Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your Separation from Service date (or earlier if requested by the Company), you (or your estate, as applicable) must, as reasonably requested by the Company, provide the Company with a computer-useable copy of such information, and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you (or your estate, as applicable) agree to make a diligent and thorough search for any Company property and Company documents or information in your possession or control. If requested, you (or your estate, as applicable) will deliver to the Company a signed statement certifying compliance with this paragraph prior to the receipt of the Severance Benefits or Accelerated Vesting.

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June 9, 2020

14.         DEFINITIONS. For purposes of this Agreement, the terms below shall have the following meanings:

“Cause” for termination of your employment with the Company will mean your: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud or moral turpitude; (b) commission of or participation in a fraud or material act of dishonesty or misrepresentation against the Company that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (c) material breach of your duties to the Company (where you fail to cure such breach within ten (10) business days after being notified in writing by the Company of such breach, provided such breach is curable as reasonably determined by the Company); (d) commission of an intentional act that results in damage to any property of the Company (where you fail to cure such damage within ten (10) business days after being notified in writing by the Company of such damage, provided such damage is curable as reasonably determined by the Company); (e) material misconduct, or other violation of a material Company policy that has been provided to you in writing, that causes material harm to the reputation, business, business relationships or financial condition of the Company; (f) material breach of any written and fully executed contract or agreement between you and the Company, including, without limitation, material breach of this Agreement, your Confidentiality Agreement, any Company policy that has been provided to you in writing, or any statutory duty you owe to the Company (where you fail to cure such breach within ten (10) business days after being notified in writing by the Company of such breach, provided such breach is curable as reasonably determined by the Company); or (g) conduct, which in the reasonable good faith determination of the Board, demonstrates gross unfitness to serve the Company.

A “Disability” warranting the Company’s termination of your employment will mean your suffering any physical or mental incapacity that renders you unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board in good faith. In the event of a dispute as to whether you have a Disability, the Company may refer you to a licensed practicing physician who is mutually acceptable to you and the Company, and you agree to submit to such tests and examinations as such physician shall deem appropriate to determine your capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or can be expected to last for a continuous period of not less than twelve (12) months. In such event, you and the Company hereby agree that the decision of such physician as to your Disability shall be final and binding on you and the Company.

You will have “Good Reason” for resigning your employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary, which for purposes of this Agreement is a reduction of at least ten percent (10%) of your then current Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executive-level employees of no more than twenty percent (20%)); (b) a material reduction in your title or duties (including responsibilities and/or authorities); or (c) relocation by the Company of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Company’s CEO within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period or the Company notifies you in writing of its intent not to cure, you must resign from all positions you then hold with the

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Company not later than thirty (30) days after the expiration of the cure period or notice by the Company of its intent not to cure.

15.         COMPLIANCE WITH SECTION 409A. It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this paragraph shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits and Accelerated Vesting are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits and Accelerated Vesting are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.         SECTION 280G; PARACHUTE PAYMENTS.

(a)         In the event that any payments provided for in this Agreement or otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall make good faith efforts to solicit the requisite stockholder approval required to satisfy the exemption set out in Section 280G(b)(5) of the Code. If such exemption is not then available, then, if any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the Excise Tax, then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account

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all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)         Notwithstanding any provision of Section 16(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)         Unless you and the Company agree on an alternative accounting firm or law firm, Alvarez & Marsal shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control transaction, after conferring with you, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 16 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)         If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 16(a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 16(a) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 16(a) above, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17.         DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act,      9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an

Ryan Benton

June 9, 2020

individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18.         MISCELLANEOUS. This offer is contingent upon satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, credit check and/or drug test, this offer is contingent upon satisfactory clearance of such background check, credit check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Ryan Benton

June 9, 2020

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before June 8, 2020 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed Agreement by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Dawn Sprague, VP People

Reviewed, Understood, and Accepted:

6/10/2020
Ryan Benton	Date

Exhibit A: Employee Confidential Information and Invention Assignment Agreement

Exhibit B: Form of Release